Exhibit 99

Judge Dismisses Shareholder Lawsuit Against American Access Technologies, Denies Motion to Reopen Case

Company Posts Second Quarter Earnings Report


Lake Mary, FL - August 13, 2001 - A federal judge dismissed a shareholders' lawsuit against American Access Technologies, Inc., which was filed after a decline in the market price of the Company's stock in 1999, and denied the plaintiffs' motion to reopen the case, the Company announced today.

 "Our position all along had been to vigorously defend ourselves against the accusations because they were factually untrue, so we are very gratified by the judge's ruling to dismiss this case, and to deny the motion to reopen it, saving us all the time and money to fight a protracted legal battle," said American Access President John Presley.

United States District Judge Patricia Fawsett dismissed the case June 4, 2001 for failure to comply with Orders of the Court to show cause. Plaintiffs failed to file certain documents required by the court, and then failed to respond to the court's order to show cause why the action should not be dismissed after the initial documents were not filed. Plaintiffs had until June 21, 2001 to file a motion for the judge to reconsider or grant relief from her ruling and until July 5, 2001 to appeal the order. The plaintiffs on July 3 filed a motion to reopen the case, but on August 2, 2001 Judge Fawsett denied the motion, writing in her opinion that the "Plaintiffs have failed to show that they are entitled to relief from judgment under Rule 60(b); therefore, their motion is denied, and this case will remain closed."

Under Rule 60(b) of the Federal Rules of Civil Procedure, a party may be relieved from a final judgment, order, or proceeding if the moving party can show mistake, inadvertence, surprise, or excusable neglect, or any other reason justifying relief from the operation of the judgment.
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Originally filed in September 1999 in the Eastern District of New York, the case was amended in 2000, and never attained the class status plaintiffs sought.

American Access subsequently filed a motion to dismiss for improper venue or alternately to transfer the venue to the federal court's Middle District in Orlando, Fl.

The New York judge granted the transfer earlier this year, which necessitated that both parties file certain documents to continue the proceedings. Plaintiffs' failure to file resulted in the dismissal and subsequent denial of their motion to reopen the case.

In other business, American Access released its third quarter earnings today, posting revenues of $1,025,885 for the quarter, compared to $1,387,008 for the three months ended June 30, 2000, a decrease of 26 percent. Revenues for the six months ended June 30, 2001 were $2,174,124 compared to $2,897,424 for the six months ended June 30, 2000, a decrease of 24.9 percent.

"Some industry observers have predicted that the economic downturn we have experienced will last until into early 2002. In light of that, we believe our drop in revenues can be considered favorable considering the losses recently reported by many other companies in the telecommunications sector," Presley said.

The Company also reported a $429,159 loss from operations for the quarter, compared to $351,207 for the quarter ended June 30, 2000, and a $675,315 loss from operations for the six months ended June 30, 2001, compared to a $466,252 loss for the six months ended June 30, 2000.

 The Company continued to cut expenses to offset the decline in revenue. Selling, general and administrative expenses decreased by $344,026 to $729,521 for the three months ended June 30, 2001, compared to $1,073, 547 for the three months ended June 30, 2000. The Company's selling, general and administrative expenses for the six months ended June 30, 2001 were $1,539,171 compared to $1,942,854 for the six months ended June 30, 2000.

"We will continue to keep a tight rein on our costs as we weather the economic storm that has hit the telecommunications and manufacturing sectors," Presley said.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling and fiber optics to the office desktop. The Company's concept of "zone cabling" reduces costs for installation and moves, adds, and changes by as much as 70% while providing plug and play, up-gradable networks, fiber optics and wireless LAN.

News and product/service information are available at www.aatk.com.

Note: This press release for American access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company's operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company's expectations, which are subject to various risks and uncertainties listed in the Company's SEC filings.